United States
                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                     Commission  File  Number:  000-31759

                               FIRST  AUTO,  INC.
        (Exact  name  of  Registrant  as  specified  in  its  charter)



Nevada                                                                  Optional
(Jurisdiction  of  Incorporation)        (I.R.S.  Employer  Identification  No.)

3131  Southwest  Freeway,  Number  46,  Houston  TX                        77098
(Address of principal executive offices)                              (Zip Code)

Registrant's  telephone  number,  including  area  code:            949-487-7295

Securities  registered  pursuant  to  Section  12(b)  of  the  Act:         None

Securities  registered  pursuant  to  Section  12(g)  of  the  Act: Common Stock



                                 LAW OFFICES OF
                                William Stocker
                        34190 Sepulveda Avenue, Suite 200
                            Capistrano Beach CA 92624
                    PHONE (949) 487-7295, FAX (949) 487-7285


                              (Agent for Service)



                               FINANCIAL SERVICES
                              CONSULTING AGREEMENT
                              (Full Title of Plan)
                                September 6, 2001
                      CALCULATION OF REGISTRATION FEE (1)



--------------------------------------------------------------------------------
Title of         | Amount to be  |  Proposed       | Proposed      |Amount of
Securities       | Registered    |  Maximum        | Maximum       |Registration
to be            |               |  Offering Price | Aggregate     |Fee
Registered       |               |  Per Unit       | Offering Price|
--------------------------------------------------------------------------------
Common  Stock      300,000         $0.10
$0.001 par value   shares          per  share          $30,000.00       $7.92
--------------------------------------------------------------------------------


1 The securities of the Issuer are not presently trading or listed for trading on the Non-NASDAQ Bulletin Board of the NASD, the NQB Pink Sheets, or elsewhere, and has never traded. The price is determined accordingly at the mutually acceptable price of $0.10 per share, rather than at the nominal par value of $0.001.

                                        1


                                     PART I

     Not  Applicable.

                                    PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE. The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock (Common Stock) Registered under 12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Nevada a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.


ITEM  4.  DESCRIPTION  OF  SECURITIES.  Not  Applicable.  See  Item  3(c).


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL. William Stocker, Special Securities Counsel for the Issuer, is also one of the service providers, and has an indirect interest in the securities requested to be issued.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS. There is no provision in the Articles of Incorporation or the By-Laws, nor any Resolution of the Board of Directors, providing for indemnification of Officers or Directors. We are aware of a certain provision of the Nevada Corporate Law which affects indemnity of Officers or Directors.

      NRS 78.7502 provides for mandatory indemnification of officers, directors, employees and agents, substantially as follows: the corporation shall indemnify a director, officer, employee or agent of a corporation; to the extent that he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, in which he or she had no reasonable cause to believe his or her conduct was unlawful.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED. Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

ITEM  8.  EXHIBITS.

     Exhibit 1 hereto is an Opinion of Counsel respecting the legality of the issuance of the securities covered by this Registration Statement. Counsel also

                                        2


treats the following facts: the Financial Services Agreement is not a qualified plan of any kind or sort. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $0.10 per share for $30,000.00 of services performed.

     Exhibit 2 hereto is Intrepid International Financial Services Consulting Agreement. The service providers mentioned in Counsel's Opinion performed services pursuant to that Agreement.

ITEM  9.  UNDERTAKINGS.  Not  Applicable.

     SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 6, 2001.


     FIRST  AUTO,  INC.


     by

                              /s/J. Dan Sifford
                                 J. Dan Sifford
                              Sole Officer/Director

                                        3


                                    EXHIBIT 1

                               OPINION OF COUNSEL

                                        4

                                 LAW OFFICES OF
                                William Stocker
                        34190 Sepulveda Avenue, Suite 200
                            Capistrano Beach CA 92624
                    PHONE (949) 487-7295, FAX (949) 487-7285




                                September 4, 2001
To  the  President  and  the
Board  of  Directors
First  Auto,  Inc.
3131  Southwest  Freeway,  Number  46
Houston  TX  77098

                         re: Opinion of Special Counsel

     Dear  President  &  Board  of  Directors:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $30,000.00 in the form of 300,000 shares of common stock to be registered thereby. It has been fully disclosed that I am Special Securities Counsel to the Issuer, and General Counsel for Intrepid International, Ltd., whose personnel, including myself are listed service providers.

                                                         Amount
                                Amount                   Shares
Service  Provider                  $                     @0.10
----------------------------------------------------------------
Karl E. Rodriguez              10,000.00                100,000
----------------------------------------------------------------
William Stocker                15,000.00                150,000
----------------------------------------------------------------
J. Dan Sifford                  5,000.00                 50,000
----------------------------------------------------------------
Totals                         30,000.00                300,000
----------------------------------------------------------------

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to 12(g) of the Securities Exchange Act of 1934.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The Financial Services Agreement is not a qualified plan of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $0.10 per share for $30,000.00 of services performed. These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed were direct or indirect commissions or compensation for raising funds for the Issuer, or for maintaining any market in securities of the Issuer.

                                        5


     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

     Very  Truly  Yours,




                             /s/William Stocker
                                William Stocker
                           special securities counsel

                                        6


                                    EXHIBIT 2
                             INTREPID INTERNATIONAL
                               FINANCIAL SERVICES
                              CONSULTING AGREEMENT

                             INTREPID INTERNATIONAL
                               FINANCIAL SERVICES
                              CONSULTING AGREEMENT


THIS AGREEMENT is made by and between Intrepid International, Ltd., a Nevada Corporation, (hereafter IIL), and First Auto, Inc. a Nevada Corporation,
(hereafter Client) and dated May 24, 2000. In consideration of the mutual promises contained herein, and on the terms and conditions herein set forth, the parties agree as follows:

     1. RETAINER AGREEMENT. Intrepid International, Ltd. is hereby retained as financial services consultants for the Client, consistent with that certain Description of Mission and Services Offered, a copy of which is Attachment 1 to this Consulting Agreement, and incorporated herein by this reference as though fully set forth herein. Among the services to be provided and contemplated by this arrangement are the services of its President, Kirt W. James (billable at $150.00/hr), its prime consultant, J. Dan Sifford Jr. (billable at $240.00/hr), and such incidental secretarial services (billable at $100.00/hr) as may be reasonably and necessarily performed by its secretary. Additional services may be performed by subcontractors of IIL, subject to arrangements approved by Client in advance. Our Counsel bill us at $300 per hour, for legal services in execution of our clients' requests.

     2. SERVICES. IIL agrees to provide, as requested, the widest possible range of and Financial Consulting services, to Management of Client, subject to, limited by and consistent with that certain Description of Mission and Services Offered, a copy of which is Attachment 1 to this Consulting Agreement, and incorporated herein by this reference as though fully set forth herein. Such services include, as requested by Client, coordination of public relations, shareholder relations, audit coordination, certificate and transfer coordination, coordination of relationships with market-makers and broker dealers in the securities of Client and consulting services, incidental analysis and, where appropriate, and subject to the accompanying Attorney Disclosure Agreement, written legal opinions by IIL Counsel acting, as requested by Client, as Special Securities Counsel with Limited Authority, and the preparation and coordination of annual, quarterly and current filings as may be required of the Client pursuant to the Securities and Exchange Act of 1934 and Regulations of the Securities and Exchange Commission promulgated pursuant to the 1934 Act.

     3. COMPENSATION. In consideration for such services, Client agrees to pay IIL pursuant to fee schedule set forth in paragraph 1 above. Billings for services shall be invoiced by IIL and paid upon receipt.

     4. PAYMENT OF EXPENSES. IIL must secure in writing approval in advance for any expense that may be contracted on behalf of Client in excess of $400 in the aggregate. Expenses, if approved, are to be invoiced by IIL and paid upon receipt. In addition to charges for services, Client will be billed for all normal and incidental identifiable costs such as copying charges, telephone expenses, delivery fees, filing fees, and transcription fees; however, travel expenses, expert witness fees and other extraordinary charges will not be incurred without prior approval.

     5. UNPAID CHARGES. It is agreed that if at any time any invoice rendered by this Firm to Client for investment banking, appropriate legal services and expenses remains unpaid for any reason for longer than 30 days, we shall have the right to discontinue performance of further services and to withdraw as your attorneys, regardless of the status of any matter in which we will be involved and regardless of any event or proceeding which may then be pending, unless we have reached a subsequent written agreement with respect thereto.

     6. LATE CHARGES. An amount past due will incur a late charge, after 30 days, of 1.5% per month (18% per annum) of the total unpaid balance. Late charges will continue to accrue at the same rate on any unpaid balance during any collection efforts and until the entire bill is paid in full, unless a subsequent agreement with respect to such charges is made and reduced to writing. Should it become necessary to seek collection of any past due statement, you agree to pay all reasonable costs of collection including reasonable attorneys' fees and all interest incurred.

     7. ARBITRATION OF ANY DISPUTES. It is agreed that any dispute arising our of this Agreement, or the Firm's representation of you, shall be resolved by binding arbitration in Las Vegas, Nevada, by the American Arbitration Association.

     8. LIABILITY OF IIL. In furnishing Client with advice and other services as requested, neither IIL nor any owner, employee or agent of IIL, shall be liable to Client or its creditors for ordinary errors of judgment or for anything except gross negligence, wilful malfeasance, or bad faith, in the performance of its duties or reckless disregard of its obligations and duties under the terms of this agreement. It is further understood and agreed that IIL may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as herein provided, IIL shall not be accountable for any loss suffered by Client by reason of Client's action or non-action on the basis of advice, recommendation or approval of IIL, its owners, employees or agents.

     9. GOOD FAITH AND FAIR DEALING. All parties to this agreement hereby covenant expressly to deal with each other honestly, fairly and in good faith in all respects, and to provide each other with reasonable further assurances in furtherance of their mutual performances with respect to this Agreement.

     10. INDEPENDENT CONTRACTOR. IIL is and shall at all times be understood and deemed to be an independent contractor without authority to act or represent Client or its clients, except as provided or authorized in this agreement.

     11. NON-EXCLUSIVITY. Client recognizes and acknowledges that this agreement is non-exclusive, and that accordingly IIL now renders and may in the future render services to other clients, some of which may be of a nature similar to those agreed to be performed herein, or to clients with similar businesses, needing similar advice. IIL is and shall be free to render any such service or advice and shall not be required to devote full-time and attention to its obligations under this agreement, but only such amount as is reasonably necessary.

     12. CONTROL. Nothing contained herein shall be deemed to require any action by any Corporation contrary to law or its constituent documents or to relieve the board of directors thereof from responsibility for control of the affairs of such corporation.

     13. OWNERSHIP OF FILES AND RECORDS. Except as to original records or any records or files which we accept upon the understanding that they belong to you, it hereby is agreed that all files, copies of documents, correspondence or other materials which we may accumulate in connection with your representation, including copies of materials filed with any regulatory agency, shall be the property of IIL. Upon the termination of the engagement, IIL will return any property belonging to you upon your request. Copies of our files and other materials which IIL may have accumulated during our representation will be made available to Client at its expense; however, it is specifically agreed that IIL shall have the right, in its discretion, to dispose of these files at such times as it determines reasonably that such files need not be retained any longer. After such destruction, such files will no longer be available.

     14. TERMINATION. The term of this agreement shall begin with the complete execution hereof, and shall continue in effect for until terminated by either party in writing. Upon termination, all accrued charges shall be promptly invoiced and paid.

     15. MISCELLANEOUS. This agreement sets forth the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and understandings, if any, of any and every kind and nature, between them. This agreement is made and shall be construed and interpreted according to the laws of the Client's place of Incorporation if that be Nevada or Texas, and if not, pursuant to the laws of the State of Nevada.

     ACCORDINGLY the parties cause this agreement to be signed by their duly authorized representative, as of the date written below.


     Intrepid  International,  Ltd.

     by


                               /s/Kirt W. James
                            Kirt W. James, President



THE ABOVE IS UNDERSTOOD AND AGREED TO and I state under the penalties of perjury that I am authorized to execute this letter agreement:

     First  Auto,  Inc.


Date:  May  24,  2000        /s/J.  Dan  Sifford
                                J.  Dan  Sifford,
                                Secretary/Treasurer